Exhibit 3(a)



                    Peoples Energy Corporation

      Consider Recommendation of the Compensation-Nominating
           Committee Concerning Amendment to the By-Laws

           After discussion, on motion duly made and

    seconded, the following resolution was unanimously

    adopted:

                      RESOLVED, That, effective as of the
           close of business on February 28, 1997, Section
           3.1 of Article III of the By-Laws of the Company be, and it hereby is, amended by deleting said Section in its entirety and substituting the following in lieu thereof:

                            ARTICLE III
                     Directors and Committees

                      SECTION 3.1.  Number and
           Election. The business and affairs of the Company shall be managed and controlled by a Board of Directors, ten (10) in number, none of whom need to be a shareholder, which number may be altered from time to time by amendment of these by-laws, but shall never be less than three (3).
           Except as provided in the Articles of
           Incorporation, the directors shall be
           elected by the shareholders entitled to
           vote at the annual meeting of such
           shareholders and each director shall be
           elected to serve for a term of one (1)
           year and thereafter until a successor
           shall be elected and shall qualify. Only persons who are nominated in accordance with the procedures set forth in this section shall be eligible to be nominated as directors at any meeting of the shareholders of the Company. At any meeting of the shareholders of the Company, nominations of persons for election to the Board of Directors may be made (1) by or at the direction of the Board of Directors or (2) by any shareholder of the Company who is a holder of record at the time of giving the notice provided for in this section, who shall be entitled to vote at the meeting, and who complies with the notice procedures set forth in this section. For a nomination to be properly brought before a shareholders' meeting by a shareholder, timely written notice shall be made to the Secretary of the Company. The shareholder's notice shall be delivered to, or mailed and received at, the principal office of the Company no less than 60 days nor more than 90 days prior to the meeting; provided, however, in the event that less than 70 days notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder to be timely must be received not later than the close of business on the tenth day following the day on which the notice of the date of the meeting was mailed or the public disclosure was made; provided further, however, notice by the shareholder to be timely must be received in any event not later than the close of business on the seventh day preceding the day on which the meeting is to be held.
           The shareholder's notice shall set forth
           (1) as to each person whom the shareholder proposes to nominate for election or reelection as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required by applicable law
           (including the person's written consent to being named as a nominee and to serving as a director if elected), and (2) (a) the name and address, as they appear on the Company's books, of the shareholder, (b) the class and number of shares of capital stock of the Company owned by the shareholder, and (c) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder. The shareholder shall also comply with all applicable requirements of the 1934 Act and the rules and regulations thereunder with respect to the matters set forth in this section. If the chairman of the meeting shall determine and declare at the meeting that a nomination was not made in accordance with the procedures prescribed by this section, the nomination shall not be accepted.